Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter Ended June 30, 2015

– Quarterly Core Earnings of $0.53 per Diluted Common Share –

– Deploys $1.9 Billion During the Quarter –

– Completes Acquisition of Office and Multifamily Portfolio in Dublin, Ireland –

– Declares Dividend of $0.48 per Share for the Third Quarter of 2015 –

GREENWICH, Conn., August 4, 2015 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended June 30, 2015.  The Company’s second quarter 2015 Core Earnings (a non-GAAP financial measure) were $125.9 million, or $0.53 per diluted share. Excluding one-time acquisition and pursuit costs of $4.9 million, the Company’s second quarter 2015 Core Earnings were $130.8 million, or $0.55 per diluted share.

GAAP net income for the second quarter of 2015 was $117.1 million, or $0.49 per diluted. Excluding one-time acquisition and pursuit costs of $4.9 million, the Company’s second quarter 2015 GAAP net income was $122.0 million, or $0.51 per diluted share.

“We experienced another strong quarter of performance, driven by contributions from all of our operating segments. With year-to-date capital deployment of $3.1 billion, we have again demonstrated our ability to source attractive investments despite increased competition and recent market volatility. Importantly, we closed another major real estate acquisition, an office and multifamily portfolio in Dublin, which provides strong cash-on-cash returns, duration to our existing book and the potential for asset appreciation. At this point in the cycle, it is gratifying to see our targeted optimal investment returns increase sequentially quarter-over-quarter from 10.7% to 11.0%, while maintaining a conservative loan-to-value ratio in our lending portfolio. Our pipeline remains robust in both our lending and property segments, and we continue to leverage Starwood Capital’s global platform to source unique and differentiated transactions,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

Mr. Sternlicht continued, “Our business is favorably positioned to continue to outperform in today’s evolving markets. Given our concentration of floating-rate loans, our lending portfolio will generate greater earnings in a higher interest rate environment. Additionally, our special servicing business provides a hedge against both higher interest rates and weakening credit conditions. Our growth will come from a combination of scaling our existing business, building new verticals organically and adding select new businesses to our platform. We continue to be focused on building a diversified real estate platform that can generate sustainable and attractive risk adjusted returns for our shareholders over the long term.”

Highlights for the Second Quarter 2015 by Business Segment

The Company currently operates in three reportable segments: Real Estate Lending (the “Lending Segment”), Real Estate Investing and Servicing (the “Investing and Servicing Segment”) and Real Estate Property (the “Property Segment”). The Property Segment was created during the second quarter of 2015, and is comprised of the Company’s equity investments in stabilized commercial real estate properties.

Real Estate Lending Segment

The Lending Segment primarily represents the Company’s on-balance sheet loan origination business.  During the second quarter of 2015, the Lending Segment contributed Core Earnings of $108.1 million, or $0.46 per diluted share.  GAAP earnings during the second quarter of 2015 were $100.9 million, or $0.42 per diluted share.

The Lending Segment originated or acquired $810.2 million of new investments during the quarter, of which $559.9 million was funded at closing. During the quarter, the Company also funded an additional $131.9 million of pre-existing loan commitments. The Company’s activity during the quarter includes:

•	Originated a $257.9 million first mortgage for the development of a 194-acre coastal residential community in Orange County, California.

•	Originated a $175.0 million first mortgage and mezzanine loan for the refinancing of a 1,054-room, five-property hotel portfolio located in California.

•	Originated an $83.5 million first mortgage and mezzanine loan for the refinancing and development of a 77-acre retail center located in Albuquerque, New Mexico.

•	Originated an $82.8 million first mortgage and mezzanine loan for the refinancing of a 270-unit luxury condominium tower located in Philadelphia, Pennsylvania.

During the quarter, the Company received gross cash of $928.2 million from sales, partial paydowns, prepayments, refinancings and maturities in the Lending Segment, which were reinvested at accretive optimal asset-level returns to the existing portfolio.

At June 30, 2015, the carrying amount of the Lending Segment’s principal assets was $6.8 billion and is summarized below:

Lending Segment Investments

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Unlevered Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held-for-investment (5)	$4,784	$4,715	$2,172	$2,543	7.0%	9.7%	10.9%
Subordinated mortgages held-for-investment	318	291	2	289	11.3%	11.3%	11.3%
Mezzanine loans held-for-investment (5)	897	908	-	908	10.9%	10.9%	10.9%
Preferred equity investments held-to-maturity	81	81	-	81	10.7%	10.7%	10.7%
CMBS	368	373	98	275	7.7%	9.7%	11.7%
Target portfolio of Lending Segment	$6,448	$6,368	$2,272	$4,096	7.8%	10.1%	11.0%
RMBS available-for-sale at fair value	251	193	66	127	11.5%
Loans held-for-sale	93	88	42	46
Loans transferred as secured borrowings	137	136	137	(1)
Equity security	15	15	-	15
Investment in unconsolidated entities	N/A	35	-	35
Total investments	$6,944	$6,835	$2,517	$4,318

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of June 30, 2015:

Weighted Average LTV of Loan Portfolio (5)(6)
	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (7)
Beginning LTV	0.0%	35.7%	45.4%	42.4%	9.0%
Ending LTV	60.8%	61.4%	65.4%	47.6%	61.3%

Real Estate Investing and Servicing Segment

The Investing and Servicing Segment includes the Company’s U.S. and European servicing businesses, CMBS investment business and conduit loan origination platform. During the second quarter of 2015, the Investing and Servicing Segment contributed Core Earnings of $61.1 million, or $0.25 per diluted share.  GAAP earnings during the second quarter of 2015 were $72.7 million, or $0.31 per diluted share.

At June 30, 2015, the carrying amount of the Investing and Servicing Segment’s principal assets was $1.4 billion and is summarized below:

Investing and Servicing Segment Investments

(Amounts in millions)

Investment	Carry Value	Asset Specific Financing	Net Investment
CMBS (8)	$830	$137	$693
Special servicing intangibles	170	-	170
Conduit loans	279	126	153
Loans held-for-investment	2	-	2
Investment in unconsolidated entities	55	-	55
Properties, net	58	32	26
Total investments	$1,394	$295	$1,099

Significant activity during the second quarter includes:

•	Conduit loan originations of $476.7 million and securitizations of $551.6 million.
•	Purchase of $37.9 million of CMBS, including $17.5 million in new issue B-pieces.
•	Purchase of two multi-family properties and one retail property for a gross purchase price of $33.4 million and a net equity investment of $13.5 million.
•

Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $8.4 million, resulting from the continued amortization of this asset, net of increases in fair value due to the attainment of new servicing contracts.

As of June 30, 2015, the Company was active special servicer on $12.6 billion of loans and real estate owned and named special servicer on $124.9 billion of loans and real estate owned.

Real Estate Property Segment

The Property Segment includes the Company’s investments in stabilized commercial real estate properties that are held for investment. During the quarter, the Company acquired a portfolio of 11 office properties and one multi-family residential property, all located in the central business district of Dublin, Ireland, for a gross purchase price of €341.5 million ($383.0 million). Subsequent to quarter end, the Company acquired the remaining asset in the portfolio, a 103,000 sq. ft. fully occupied office property also located in Dublin, for a gross purchase price of €111.0 million ($121.9 million) (collectively the “Ireland Portfolio”).

During the second quarter of 2015, the Property Segment contributed Core Earnings of $0.4 million.  Excluding the impact of one-time acquisition and pursuit costs of $4.2 million, the Property Segment contributed Core Earnings of $4.6 million, or $0.02 per diluted share during the second quarter of 2015.  The Property Segment incurred a GAAP loss of $1.2 million, or $0.01 per diluted share. Excluding the impact of one-time acquisition and pursuit costs of $4.2 million, the Property Segment’s second quarter 2015 GAAP earnings were $3.0 million, or $0.01 per diluted share.

At June 30, 2015, the carrying amount of the Property Segment’s principal assets was $502.7 million and is summarized below:

Property Segment Investments

(Amounts in millions)

Investment	Net Carrying Value	Asset Specific Financing	Net Investment	Net Operating Income (9)		Occupancy Rate	Weighted Average Lease Term
Office (10)	$364	$236	$128	$3.1		99.8%	6.8 years
Multi-family residential (10)	18	10	8	0.1		100.0%	0.4 years
Investment in unconsolidated entity - retail	121	-	121	2.6	(11)	95.2%	9.5 years
	$503	$246	$257	$5.8

Financing Activities

As of June 30, 2015, the Company had an aggregate outstanding balance of $5.0 billion and a maximum borrowing capacity of $6.0 billion under its 17 financing facilities and three convertible senior notes, with a debt-to-equity ratio of 1.2x.

During the second quarter, the Company:

•	Sold 13.8 million shares of common stock for gross proceeds of $326.1 million.
•

Obtained a financing facility for €294.0 million to fund the acquisition of the Ireland Portfolio.    As of June 30, 2015, €220.5 million ($245.6 million) of this facility was drawn. The remaining balance was drawn in July 2015 upon acquisition of the remaining asset in the Ireland Portfolio.

•	Announced a $200.0 million increase in share and convertible note repurchase authorization, bringing the total size of the program to $450.0 million.
•	Repurchased 400,000 shares of common stock for $8.8 million.
•	Repurchased $14.5 million aggregate principal amount of the Company’s 4.0% Convertible Senior Notes for $16.5 million, resulting in a loss on extinguishment of debt for the quarter of $0.6 million.

Subsequent to quarter end, in July 2015, the Company amended an existing revolving repurchase facility to (i) permanently upsize available borrowings from $250.0 million to $450.0 million; (ii) extend the maturity date to July 2019 assuming exercise of a one-year extension option; (iii) reduce pricing; and (iv) unencumber up to $728.4 million of assets. In August 2015, the Company upsized its largest repurchase facility’s available borrowings from $1.25 billion to $1.6 billion.

Interest Rate Sensitivity

The Company’s Lending Segment should benefit from a rising rate environment given its high volume of LIBOR-based floating rate loans.  As of June 30, 2015, 82% of the Lending Segment’s existing loan portfolio and 100% of its current loan pipeline is indexed to LIBOR. In addition, 82% of the floating rate portfolio benefits from having a LIBOR floor at an average rate of 0.31%.  For the 18% of the portfolio that is fixed rate, the weighted average coupon is 7.8%.

The Company continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps. The Company realizes an additional benefit from its fixed rate convertible senior notes, which help limit exposure to rising rates.

The following table summarizes the impact to annual net income from a specified hypothetical change in LIBOR:

Interest Rate Sensitivity as of June 30, 2015

(Amounts in millions except per share data)

Income (Expense) Subject to Interest Rate	Variable rate investments and indebtedness	3.0% Increase	2.0% Increase	1.0% Increase
Investment income from variable rate investments	$5,209	$170	$111	$52
Interest expense from variable rate debt	(3,567)	(104)	(68)	(33)
Net investment income from variable rate instruments	$1,642	$66	$43	$19
Impact per diluted share		$0.28	$0.18	$0.08

Additionally, the Company’s special servicing revenues would likely benefit from a rising rate environment due to an expected increase in the number of loans that would enter special servicing.

Book Value and Fair Value Per Share, Net of Minority Interest

	June 30, 2015	March 31, 2015
Fair value per diluted share	$17.91	$17.21
Book value per diluted share	$17.39	$16.67

Investment Related Activity Subsequent to June 30, 2015

Activity subsequent to quarter end included:

•	Acquired a 103,000 sq. ft., fully leased office property in Dublin, Ireland, for a gross purchase price of €111.0 million ($121.9 million).
•	Closed $153.7 million of new loan originations in the Lending Segment.
•	Obtained four new special servicer assignments, including assignments relating to three new issue CMBS trusts.

Investment Capacity

As of July 30, 2015, the Company has the capacity to acquire or originate up to $1.5 billion of new investments through (i) $609.3 million of expected third quarter maturities, prepayments, sales and participations; (ii) $438.3 million of unallocated warehouse capacity; (iii) $340.8 million of approved but undrawn capacity under existing financing facilities; (iv) $235.8 million of available cash and equivalents and (v) approximately $79.0 million of net equity invested in RMBS that are classified as available-for-sale.

Dividend

On August 4, 2015, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending September 30, 2015.  The dividend is payable on October 15, 2015 to common shareholders of record as of September 30, 2015.

2015 Guidance

For 2015, the Company is reaffirming its Core Earnings guidance in the range of $2.05 to $2.25 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the Investing and Servicing TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  This guidance does not reflect any impact that may result from repurchases of equity or convertible debt securities pursuant to the Company’s existing repurchase program.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company's management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, August 4, 2015 at 10:00 a.m. Eastern Time to discuss second quarter financial results and recent events.  A webcast will be available on the Company's website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic:  1-888-539-3613

International:  1-719-325-2111

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  3892237

The playback can be accessed through August 18, 2015

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $19.9 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company's expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company's reports filed with the SEC.

Footnotes

(1)

The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)	Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.
(3)

The current leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of June 30, 2015, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at June 30, 2015 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)

The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)

During the second quarter of 2015, the Company reclassified certain loans previously included in the mezzanine loan category to the first mortgage category.  Previously, first mortgage loans which contained a related contiguous mezzanine loan component were classified by their respective components as first mortgages and mezzanine loans.  These loans are now classified as first mortgage loans in their entirety because as a whole, the expected credit quality of these loans is more similar to that of a first mortgage loan.  As of June 30, 2015, the application of this methodology resulted in mezzanine loans with an aggregate carrying value of $793.0 million being classified as first mortgages.

(6)

Underlying property values are determined by the Company's management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan, which may include subordinated mortgages and/or mezzanine loans.  Assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. Assets characterized as mezzanine loans are mezzanine loans where the Company does not own the senior most interest in the loan. For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost, including costs of acquisition of the property, is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale, the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(7)	Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).
(8)	Face amount is $4.4 billion. Differences between face amount and carry value are principally attributable to purchase discounts and changes in fair value.
(9)

Includes net operating income for the current quarter, which includes net operating income subsequent to the May 8, 2015 and May 18, 2015 acquisition dates for those Ireland Portfolio properties acquired during the quarter.

(10)	Net carrying value includes all components of the related asset, including properties and intangibles.
(11)	Represents the Company’s earnings from unconsolidated entities attributable to the Company’s investment in the mall portfolio acquired in the fourth quarter of 2014.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended June 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Revenues:
Interest income from loans	$113,928	$4,364	$—	$—	$118,292	$—	$118,292
Interest income from investment securities	17,050	47,272	—	—	64,322	(40,512)	23,810
Servicing fees	98	54,349	—	—	54,447	(24,293)	30,154
Rental income	—	1,478	3,536	—	5,014	—	5,014
Other revenues	334	1,301	—	—	1,635	(245)	1,390
Total revenues	131,410	108,764	3,536	—	243,710	(65,050)	178,660
Costs and expenses:
Management fees	367	18	—	26,385	26,770	51	26,821
Interest expense	20,197	2,751	877	25,974	49,799	—	49,799
General and administrative	6,083	32,626	174	2,343	41,226	178	41,404
Acquisition and investment pursuit costs	224	505	4,262	(124)	4,867	—	4,867
Costs of rental operations	—	878	333	—	1,211	—	1,211
Depreciation and amortization	—	4,213	1,615	—	5,828	—	5,828
Loan loss allowance, net	2,661	—	—	—	2,661	—	2,661
Total costs and expenses	29,532	40,991	7,261	54,578	132,362	229	132,591
Income (loss) before other income, income taxes and non-controlling interests	101,878	67,773	(3,725)	(54,578)	111,348	(65,279)	46,069
Other income:
Change in net assets related to consolidated VIEs	—	—	—	—	—	55,873	55,873
Change in fair value of servicing rights	—	(8,381)	—	—	(8,381)	5,729	(2,652)
Change in fair value of investment securities, net	510	(3,191)	—	—	(2,681)	4,127	1,446
Change in fair value of mortgage loans held-for-sale, net	—	10,831	—	—	10,831	—	10,831
Earnings from unconsolidated entities	1,361	5,328	2,554	—	9,243	(292)	8,951
Gain on sale of investments and other assets, net	209	—	—	—	209	—	209
(Loss) gain on derivative financial instruments, net	(23,954)	4,274	150	—	(19,530)	—	(19,530)
Foreign currency gain (loss), net	21,181	(120)	(207)	—	20,854	—	20,854
Loss on extinguishment of debt	—	—	—	(629)	(629)	—	(629)
Other income, net	—	10	—	—	10	—	10
Total other (loss) income	(693)	8,751	2,497	(629)	9,926	65,437	75,363
Income (loss) before income taxes	101,185	76,524	(1,228)	(55,207)	121,274	158	121,432
Income tax provision	—	(3,792)	—	—	(3,792)	—	(3,792)
Net income (loss)	101,185	72,732	(1,228)	(55,207)	117,482	158	117,640
Net income attributable to non-controlling interests	(334)	—	—	—	(334)	(158)	(492)
Net income (loss) attributable to Starwood Property Trust, Inc.	$100,851	$72,732	$(1,228)	$(55,207)	$117,148	$—	$117,148

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company's incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company's purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee due to the Company’s external manager, depreciation and amortization of real estate, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company's external manager and approved by a majority of the Company's independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended June 30, 2015

(Amounts in thousands except per share data)

		Investing
	Lending	and Servicing	Property
	Segment	Segment	Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$100,851	$72,732	$(1,228)	$(55,207)	$117,148
Add / (Deduct):
Non-cash equity compensation expense	1,135	2,291	—	7,484	10,910
Management incentive fee	—	—	—	4,088	4,088
Depreciation and amortization	—	414	1,537	—	1,951
Loan loss allowance, net	2,661	—	—	—	2,661
Interest income adjustment for securities	(301)	(7,232)	—	—	(7,533)
Other non-cash items	—	—	—	—	—
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(10,831)	—	—	(10,831)
Securities	(510)	3,191	—	—	2,681
Derivatives	23,160	(5,067)	(150)	—	17,943
Foreign currency	(21,182)	120	207	—	(20,855)
Earnings from unconsolidated entities	—	(5,328)	—	—	(5,328)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	18,188	—	—	18,188
Securities	—	(11,492)	—	—	(11,492)
Derivatives	8,578	(62)	—	—	8,516
Foreign currency	(6,282)	(120)	(7)	—	(6,409)
Earnings from unconsolidated entities	—	4,274	—	—	4,274
Core Earnings (Loss)	$108,110	$61,078	$359	$(43,635)	$125,912
Core Earnings (Loss) per Weighted Average Diluted Share	$0.46	$0.25	$—	$(0.18)	$0.53

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the six months ended June 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Revenues:
Interest income from loans	$227,400	$9,321	$—	$—	$236,721	$—	$236,721
Interest income from investment securities	39,346	71,968	—	—	111,314	(59,760)	51,554
Servicing fees	182	105,297	—	—	105,479	(47,068)	58,411
Rental income	—	4,150	3,536	—	7,686	—	7,686
Other revenues	413	3,231	—	—	3,644	(507)	3,137
Total revenues	267,341	193,967	3,536	—	464,844	(107,335)	357,509
Costs and expenses:
Management fees	755	36	—	53,897	54,688	101	54,789
Interest expense	41,720	4,870	877	52,866	100,333	—	100,333
General and administrative	10,941	61,815	176	3,372	76,304	364	76,668
Acquisition and investment pursuit costs	997	718	4,262	76	6,053	—	6,053
Costs of rental operations	—	2,576	333	—	2,909	—	2,909
Depreciation and amortization	—	8,298	1,615	—	9,913	—	9,913
Loan loss allowance, net	2,978	—	—	—	2,978	—	2,978
Other expense	—	375	—	—	375	—	375
Total costs and expenses	57,391	78,688	7,263	110,211	253,553	465	254,018
Income (loss) before other income, income taxes and non-controlling interests	209,950	115,279	(3,727)	(110,211)	211,291	(107,800)	103,491
Other income:
Change in net assets related to consolidated VIEs	—	—	—	—	—	103,734	103,734
Change in fair value of servicing rights	—	(13,256)	—	—	(13,256)	9,062	(4,194)
Change in fair value of investment securities, net	171	5,122	—	—	5,293	(4,346)	947
Change in fair value of mortgage loans held-for-sale, net	—	31,962	—	—	31,962	—	31,962
Earnings from unconsolidated entities	2,216	8,052	5,195	—	15,463	(422)	15,041
Gain on sale of investments and other assets, net	307	17,100	—	—	17,407	—	17,407
Gain (loss) on derivative financial instruments, net	8,909	(3,733)	(83)	—	5,093	—	5,093
Foreign currency loss, net	(8,155)	(1,291)	(7)	—	(9,453)	—	(9,453)
Loss on extinguishment of debt	—	—	—	(5,921)	(5,921)	—	(5,921)
Other income, net	—	41	—	14	55	—	55
Total other income (loss)	3,448	43,997	5,105	(5,907)	46,643	108,028	154,671
Income (loss) before income taxes	213,398	159,276	1,378	(116,118)	257,934	228	258,162
Income tax benefit (provision)	30	(19,773)	—	—	(19,743)	—	(19,743)
Net income (loss)	213,428	139,503	1,378	(116,118)	238,191	228	238,419
Net income attributable to non-controlling interests	(680)	—	—	—	(680)	(228)	(908)
Net income (loss) attributable to Starwood Property Trust, Inc.	$212,748	$139,503	$1,378	$(116,118)	$237,511	$—	$237,511

Reconciliation of Net Income to Core Earnings

For the six months ended June 30, 2015

(Amounts in thousands except per share data)

		Investing
	Lending	and Servicing	Property
	Segment	Segment	Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$212,748	$139,503	$1,378	$(116,118)	$237,511
Add / (Deduct):
Non-cash equity compensation expense	1,312	2,554	—	14,535	18,401
Management incentive fee	—	—	—	10,767	10,767
Depreciation and amortization	—	856	1,537	—	2,393
Loan loss allowance, net	2,978	—	—	—	2,978
Interest income adjustment for securities	(364)	(3,445)	—	—	(3,809)
Other non-cash items	—	(775)	—	—	(775)
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(31,962)	—	—	(31,962)
Securities	(171)	(5,122)	—	—	(5,293)
Derivatives	(10,507)	1,642	83	—	(8,782)
Foreign currency	8,154	1,291	7	—	9,452
Earnings from unconsolidated entities	—	(8,052)	—	—	(8,052)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	35,623	—	—	35,623
Securities	—	(10,121)	—	—	(10,121)
Derivatives	11,506	(4,495)	—	—	7,011
Foreign currency	(10,239)	(1,565)	(7)	—	(11,811)
Earnings from unconsolidated entities	—	6,063	—	—	6,063
Core Earnings (Loss)	$215,417	$121,995	$2,998	$(90,816)	$249,594
Core Earnings (Loss) per Weighted Average Diluted Share	$0.94	$0.52	$0.01	$(0.39)	$1.08

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of June 30, 2015

(Amounts in thousands)

		Investing				Investing
	Lending	and Servicing	Property			and Servicing
	Segment	Segment	Segment	Corporate	Subtotal	VIEs	Total
Assets:
Cash and cash equivalents	$158,795	$47,694	$1,161	$238,072	$445,722	$756	$446,478
Restricted cash	10,969	15,822	—	—	26,791	—	26,791
Loans held-for-investment, net	5,913,197	2,199	—	—	5,915,396	—	5,915,396
Loans held-for-sale	88,056	279,352	—	—	367,408	—	367,408
Loans transferred as secured borrowings	135,940	—	—	—	135,940	—	135,940
Investment securities	663,014	829,687	—	—	1,492,701	(615,463)	877,238
Properties, net	—	57,771	339,245	—	397,016	—	397,016
Intangible assets	—	170,100	42,499	—	212,599	(36,992)	175,607
Investment in unconsolidated entities	35,283	55,189	120,927	—	211,399	(7,144)	204,255
Goodwill	—	140,437	—	—	140,437	—	140,437
Derivative assets	16,572	4,485	3,969	—	25,026	—	25,026
Accrued interest receivable	38,078	276	—	—	38,354	—	38,354
Other assets	20,084	65,478	19,459	12,918	117,939	(1,741)	116,198
VIE assets, at fair value	—	—	—	—	—	92,719,092	92,719,092
Total Assets	$7,079,988	$1,668,490	$527,260	$250,990	$9,526,728	$92,058,508	$101,585,236
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$16,293	$80,485	$15,261	$28,493	$140,532	$555	$141,087
Related-party payable	—	3,484	—	21,075	24,559	—	24,559
Dividends payable	—	—	—	115,575	115,575	—	115,575
Derivative liabilities	5,734	556	—	—	6,290	—	6,290
Secured financing agreements, net	2,379,372	294,771	245,609	659,751	3,579,503	—	3,579,503
Convertible senior notes, net	—	—	—	1,315,245	1,315,245	—	1,315,245
Secured borrowings on transferred loans	137,302	—	—	—	137,302	—	137,302
VIE liabilities, at fair value	—	—	—	—	—	92,046,550	92,046,550
Total Liabilities	2,538,701	379,296	260,870	2,140,139	5,319,006	92,047,105	97,366,111
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Common stock	—	—	—	2,402	2,402	—	2,402
Additional paid-in capital	2,918,478	1,174,898	262,513	(182,020)	4,173,869	—	4,173,869
Treasury stock	—	—	—	(32,464)	(32,464)	—	(32,464)
Accumulated other comprehensive income (loss)	46,668	(1,090)	323	—	45,901	—	45,901
Retained earnings (accumulated deficit)	1,564,327	113,309	3,554	(1,677,067)	4,123	—	4,123
Total Starwood Property Trust, Inc. Stockholders’ Equity	4,529,473	1,287,117	266,390	(1,889,149)	4,193,831	—	4,193,831
Non-controlling interests in consolidated subsidiaries	11,814	2,077	—	—	13,891	11,403	25,294
Total Equity	4,541,287	1,289,194	266,390	(1,889,149)	4,207,722	11,403	4,219,125
Total Liabilities and Equity	$7,079,988	$1,668,490	$527,260	$250,990	$9,526,728	$92,058,508	$101,585,236

Additional information can be found on the Company's website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com